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                                                                     EXHIBIT 5.3



                 [Sonnenschein Nath & Rosenthal LLP Letterhead]


July 29, 2004


Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas  77002

      Re:   Dynegy Inc.
            Dynegy Holdings Inc.
            Series C Preferred Stock and Conversion Shares Included in Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as special Illinois corporation law counsel to Dynegy Inc., an Illinois corporation (the "Company"), for delivery of this opinion in connection with the registration, pursuant to a registration statement on Form S-3 (as amended, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of
(i) the Company's Junior Unsecured Subordinated Notes due 2016 in an aggregate principal amount of $225,000,000 (the "Junior Notes") issued under an indenture (the "Junior Notes Indenture"), dated as of August 11, 2003, between the Company and Wilmington Trust Company, as trustee; (ii) 8,000,000 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock") issued pursuant to the Statement of Resolution Establishing Series of Series C Convertible Preferred Stock of Dynegy Inc., dated August 6, 2003 (the "Series C Statement") to Chevron U.S.A. Inc., a Pennsylvania corporation ("CUSA") on August 11, 2003; and (iii) 69,204,152 shares of the Company's Class A common stock, no par value (the "Class A Common Stock"), issuable upon conversion of the Series C Preferred Stock (the "Conversion Shares"). All capitalized terms used herein and not expressly defined herein have the definitions specified in the Agreement (as defined below).

      Our opinions expressed herein are limited to the Series C Preferred Stock and Conversion Shares offered and sold pursuant to the Registration Statement, and we express no opinion as to the Junior Notes and any additional notes that may be issued in lieu of payment of cash interest on the Junior Notes, nor any opinion as to the Junior Notes Indenture.

      In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the following:

            (a) The Series B Preferred Stock Exchange Agreement dated as of July 28, 2003 (the "Agreement") between CUSA and the Company and the other Transaction Documents identified (and as defined) therein (other than the Commercial Addendum and the Implementation Documents);
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July 29, 2004
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            (b)   The Amended and Restated Articles of Incorporation of the
                  Company ("Company Articles") as certified by the Secretary of State of the State of Illinois as of July 20, 2004;

            (c) The By-laws of the Company, certified by an officer of the Company as in effect on July 23, July 31 and August 11, 2003 and the date hereof;

            (d) The resolutions, certified by an officer of the Company as duly adopted by the Board of Directors of the Company (the "Board") at meetings on July 1, July 23 and July 31, 2003, and in full force and effect on the date hereof, authorizing, among other things, the execution, delivery and performance by the Company of the Transaction Documents;

            (e) The Series C Statement (reflecting a resolution duly adopted by the Board on July 31, 2003), as filed with the Secretary of State of the State of Illinois on August 7, 2003;

            (f) A certificate (the "Illinois Certificate") issued by the Secretary of State of the State of Illinois dated July 20, 2004, as to the good standing of the Company in the State of Illinois;

            (g) A copy of the minutes of the Company, certified by an officer of the Company as true, correct and complete as of July 29, 2004 (except for minutes not yet prepared or approved of meetings of the Board on or after July 14, 2004);

            (h) A copy of resolutions approved by the Board at meetings between July 14, 2004 and July 29, 2004;

            (i) A copy of the Company's Proxy Statement, dated April 8, 2004, for its annual meeting held on May 20, 2004 and a copy of the minutes of that meeting; and

            (j) A certificate, dated July 28, 2004, of the transfer agent of the Company, as to the number of outstanding shares of Class A Common Stock as of July 28, 2004.

      In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. As to questions of fact material to such opinions, we have relied upon the representations of the Company and of CUSA set forth in the Agreement, the transfer agent's certificate identified above, certificates of an officer of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of
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July 29, 2004
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which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied.

      We have assumed (i) the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and/or acceptance of the Transaction Documents have been duly authorized by all action, corporate or otherwise, necessary by the parties to the Transaction Documents other than the Company (those parties other than the Company are hereinafter collectively referred to as the "Other Parties"); (iii) the legal capacity of all natural persons executing the Transaction Documents; (iv) the satisfaction of the conditions to the obligations of the Company under the Transaction Documents; (v) the execution, delivery and performance by the Other Parties of the Transaction Documents, including delivery of the Series B Certificate (as defined in the Agreement) in exchange for the Series C Preferred Stock and other consideration in accordance with the Agreement; (vi) the delivery of the Transaction Documents and the delivery of the Series C Preferred Stock by the Company in accordance with the Agreement; (vii) that the Transaction Documents accurately describe and contain the mutual understandings of the parties, and that there are no oral or written statements or agreements or usages of trade or courses of prior dealings among the parties that would modify, amend or vary any of the terms of the Transaction Documents; (vii) that the Company and CUSA each holds requisite title and rights to property, free and clear of any liens, charges, pledges, claims, rights or encumbrances, involved in the transactions contemplated by the Transaction Documents; and (ix) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

      We have also assumed:

            (1) compliance with fiduciary duties, and, in that connection, we note the effect of Section 8.60 of the Illinois Business Corporation Act ("IBCA"), which is applicable to the Agreement and the delivery of the Exchange Consideration (as defined in the Agreement) (including issuance of the Series C Preferred Stock) pursuant thereto because there are directors of the Company who are indirectly a party to the Agreement for purposes of Section 8.60;

            (2)   compliance with IBCA Section 9.10;

            (3) compliance with IBCA Sections 11.75 and 7.85 in the event that CUSA were deemed to be an interested shareholder of the Company for purposes of those provisions; and

            (4) that the plan for any transaction to which Section 6(a) of the Series C Statement would be applicable would in fact contain provisions complying with Section 6(a), so that IBCA Section 11.50(b) would be satisfied.
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July 29, 2004
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      With respect to the assumption made in (1) above, we note that in a proceeding contesting the validity of the delivery of the Exchange Consideration, as provided in Section 8.60(a) of the IBCA, the person asserting validity has the burden of proving fairness unless, among other things, the material facts of the transaction and the directors' interests or relationships were disclosed or known to the corporation's board of directors and the board authorized, approved or ratified the transaction by the affirmative vote of a majority of disinterested directors.

      Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

      1. The Series C Preferred Stock has been duly authorized by all necessary corporate action on the part of the Company and is validly issued, fully paid and nonassessable.

      2. The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered upon conversion in accordance with the Company Articles, including the Series C Statement, will be validly issued, fully paid and nonassessable.

      Our opinions as herein expressed are subject to the following qualifications and limitations:

      1. Our opinions are subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors); (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing and
(iv) the power of the courts to award damages in lieu of equitable remedies, with respect to which we express no opinion.

      2. We express no opinion with respect to:

            o The validity of provisions of the Series C Statement, if they were deemed to constitute a penalty, for additional dividends, whether arising as a result of provisions for compounding, or additional dividends on accumulated dividends;

            o The validity of Section 11 ("Status of Reacquired Shares") of the Series C Statement if Section 11 is viewed as providing terms of the Series C Preferred Stock that are not within the authority of the Dynegy Board under IBCA Sections 6.10 and
                  Article 4, Paragraph 2B(2) of the Company Articles.
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July 29, 2004
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      3. We express no opinion as to the law of any jurisdiction other than the current statutes, judicial decisions, and the rules and regulations of governmental authorities of the State of Illinois, no opinion as to Local Law, as defined in the Legal Opinion Accord of the American Bar Association, and no opinion as to energy regulatory laws.

      4. We express no opinion as to any legal issues identified in Section 19 of the Legal Opinion Accord of the American Bar Association, except to the extent that such issues are specifically addressed herein.

      This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Validity of Securities." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                Very truly yours,

                                SONNENSCHEIN NATH & ROSENTHAL LLP


                                By:   /s/ DENNIS N. NEWMAN
                                    ------------------------------
                                          Dennis N. Newman